Exhibit 10.1

May 15, 2015

[Address]

Dear Nick:

Congratulations on your assignment to Billerica, Massachusetts, as Executive Vice President and President of Performance Chemicals and Specialty Fluids, reporting to me.  The effective date of your assignment in Billerica is anticipated to be July 1, 2015 but will be the date you are authorized to work in the United States.  Your assignment in Billerica is expected to last three years.

The following are the specific compensation and relocation elements related to your assignment.  To the extent the terms set forth in this assignment letter are different from the terms of the employment agreement between you and Cabot Switzerland GmbH effective April 1, 2010 (the “Employment Agreement”), the terms of this letter shall apply during your assignment in Billerica.  All other terms and provisions of the Employment Agreement shall remain in full force and effect.

Compensation and Taxes

Your base salary at the beginning of the assignment is 430,000 CHF.  Payment of your base salary will be adjusted to reflect deductions for certain expenses typically incurred by similarly situated employees in Switzerland and additions for certain allowances for expenses typically incurred by similarly situated employees in Billerica, in accordance with Cabot’s International Assignment Policy, it being understood that the amount of the car allowance while you are on this assignment shall be USD 15,000 annually.

In addition,  Cabot will provide you furnished housing and will pay the cost of all utilities for the duration of your assignment.  Rent will be paid on your behalf by Cabot.

You will continue to be eligible to participate in Cabot’s short-term incentive compensation program (STI) with a target bonus opportunity equal to 60% of your base salary (currently 430,000 CHF), and in Cabot’s long-term incentive compensation program.

In addition, while you are on assignment in Billerica, you will be covered under the tax equalization provisions of Cabot’s International Assignment Policy.

Relocation; Payment of Loss on Sale of Home

To assist you with your relocation, you will receive benefits consistent with the International Assignment Policy including a taxable relocation allowance equal to one month of your base salary and a taxable one-time payment of USD 28,000, in lieu of a sea freight shipment, payable at the beginning of the assignment.

If you sell your home in Switzerland either (i) while you are on assignment or, (ii) in the event your employment is terminated by Cabot without cause during your assignment, during the six-month notice period provided in the Employment Agreement,  Cabot will reimburse you for the appropriate transaction fees you are required to pay in connection with the sale, and for any loss on sale in the event the gross sales price is less than the amount you paid to purchase the land and build the house, provided any such loss on sale payment shall not exceed USD 100,000.

Home Leave

You and your spouse will be eligible for one home leave per year, in accordance with the terms of the International Assignment Policy.  In addition, Cabot will provide you with a payment in the amount of USD 25,000 annually, which is intended to be used for the cost of travel by you or members of your immediate family necessitated by your assignment.

Benefits

You will continue to remain covered under the Swiss pension plan.  You and your eligible dependents will be covered under the medical and dental plan for international assignees.   The plan will also cover you for life and disability benefits.  Cabot will pay the premium for this plan for the duration of your assignment.   To comply with regulations in Switzerland, you will be required to maintain health coverage via your home country plan.  You will continue to bear the cost of this premium.  You will be eligible for the Executive Financial Planning benefit which can assist you with your tax and financial planning matters.

Separation

Should your employment with Cabot be involuntarily terminated by Cabot without cause, Cabot agrees to assist you in repatriating to Switzerland in accordance with the provisions of the International Assignment Policy, and as early as possible in the six-month notice period described in the Employment Agreement.

This assignment letter supersedes all communications, oral and written, between you and Cabot regarding the terms of your assignment.   Notwithstanding anything in this assignment letter to the contrary, Cabot shall have the right to amend, modify, change, discontinue or terminate health and welfare benefits at any time and for any reason.

Sincerely,

/s/ Patrick M. Prevost

Patrick M. Prevost

President and CEO Cabot Corporation

I understand and accept this assignment and agree to the terms outlined in this letter.  I am not relying on any other representations in accepting this offer of assignment.

/s/ Nicholas S. Cross

Nicholas Stewart Cross

EVP and President, Performance Chemicals and Specialty Fluids

Cc:	R. Sisco, SVP HR

P. LeLacheur, HR Manager

D. Unger, HR Manager

V. Leonard, HR Director, Shared Services

J. Jones, Global Mobility Program Manager

J. Bell, Chief Counsel, Securities and Governance

ARBEITSVERTRAG

zwischen der

CABOT Switzerland GmbH

als Arbeitgeberin und

Nicholas Steward Cross,

[Date of Birth]

[Citizenship]

nachstehend Mitarbeiter genannt,

wird folgender Arbeitsvertrag abgeschlossen:

Eintritt

1. April 2010

Funktion

Vice President and General Manager, EMEA

Lohn

CHF 322'470.-- brutto pro Jahr

in 12 gleich grossen monatlichen Raten ausbezahlt.

Diese Position berechtigt zur Teilnahme am CABOT's Bonussystem ,STI" und ,LTl".  Das STI und LTl basiert auf der Erreichung  gewisser Unternehmens- und Betriebsziele sowie der individuellen Zielerreichung.

Die gesetzlichen und reglementarischen, persönlichen Beiträge an die Sozial- und Vorsorgeinstitutionen werden durch die Firma vom Lohn abgezogen.

Lohnabtretungen ohne ausdrückliche Einwilligung der

Arbeitgeberin werden nicht anerkannt.

Probezeit

keine

Kündigungsfrist

Nach Ablauf der Probezeit betragt die Kündigungsfrist 6 Monate. Eine Kündigung hat schriftlich zu erfolgen. Mit Erreichung des AHV-Rentenalters endet das Arbeitsverhältnis.

In der Regel soli vor einer beabsichtigten  Kündigung ein Gespräch stattfinden.

EMPLOYMENT CONTRACT

between

CABOT Switzerland GmbH

referred to below as the employer and

Nicholas Steward-Cross,

[Date of Birth]

[Citizenship]

referred to below as the employee,

is hereby concluded:

Commencement

April 1, 2010

Position

Vice President and General Manager, EMEA

Salary

CHF 322'470 - gross per year

paid in 12 equal monthly installments

Your position is deemed to be eligible for CABOT's incentive plans "STI" as well as "LTl". They are both subject to the achievement of certain corporate, business and individual performance objectives.

The statutory and regulatory personal contributions to the social insurance and pension schemes will be deducted from the salary by the company.

Salary assignments are not accepted without the express authorization of the employer.

Probationary period

non

Notice Period

After expiry of the probationary period, the notice period is 6 months. Notice must be given in writing. The employment contract ends when the employee reaches retirement age.

As a general rule, a discussion will be held before the intention to give notice is put into effect.

Arbeitsvertrag/Employment Contract

Nicholas Steward Cross

2/4

Arbeitspensum, Arbeitszeit

Die wöchentliche Sollarbeitszeit beträgt für Vollzeitbeschäftigte 42 Stunden.  Das Salär ist das Entgelt sowohl für reguläre Arbeitsstunden als auch für Ueberstunden, Ueberzeit und für andere Dienst leistungen, die der Mitarbeiter für die Arbeitgeberin erbringt.

Ferien

Der Ferienanspruch beläuft sich auf 27 Tage pro Kalenderjahr (pro rata temporis).

Datenschutz

Die Arbeitgeberin verarbeitet gewisse persönliche Daten EDV-unterstützt und führt eine  Personalakte. Der Mitarbeiter hat das Recht zur Einsichtnahme. Die elektronische Verarbeitung kann zentralisiert werden und der Mitarbeiter ist mit dem Datentransfer auch ins aussereuropäische Ausland einverstanden.

Sorgfalt

Der Mitarbeiter führt die ihm  Obertragenen Arbeiten gewissenhaft und sorgfältig aus und wahrt die lnteressen der Arbeitgeberin. Der Mitarbeiter verpflichtet sich, sämtliche betrieblichen Einrichtungen fachgerecht zu bedienen und sorgfältig zu behandeln.

Verschwiegenheit

Der Mitarbeiter ist zur Verschwiegenheit über geschäftliche Angelegenheiten während und nach Beendigung des Arbeitsverhältnisses verpflichtet. Bei einem Austritt sind sämtliche Geschäftsunterlagen der Arbeitgeberin unaufgefordert zurück zugeben. Veröffentlichungen,  welche den Tätigkeitsbereich der Arbeitgeberin betreffen, bedurfen der vorausgehenden Genehmigung durch die Geschäftsleitung.

Erfindungen und Urheberrecht

Erfindungen von Mitarbeitenden, welche sie bei der Ausübung ihrer dienstlichen Tätigkeit machen, gehören unabhängig von ihrer Schutzfähigkeit durch Patente der Firma. Sämtliche Urheber- und Eigentumsrechte an urheberrechtlich geschützten Werken  (darunter fallen auch Computerprogramme), welche Mitarbeitende während der Dauer des Arbeitsverhältnisses bei der Ausübung ihrer dienstlichen Tätigkeit schaffen,  gehören der Firma. Urheberrechtlich geschützte Werke dürfen nicht widerrechtlich kopiert werden.

Work load, working time

The nominal weekly working hours is 42 hours for persons in full-time employment. The salary shall be the remuneration for both, regular working time, overtime (Ueberstunden), excess-overtime (Ueberzeit) and any other service rendered by the employee for the employer.

Holidays

The holiday entitlement is 27 days per calendar year (pro rated).

Data protection

The employer processes some personal data with EDP assistance and keeps a personal file. The employee is entitled to examine the file. The electronic processing of personal data might be centralized and the employee agrees to the data transfer to non European countries.

Diligence

The employee shall perform the tasks entrusted to her carefully and diligently and safeguard the employer's interests. The employee undertakes to use all company's equipment professionally and to exercise due care.

Discretion

The employee is required to treat all business matters with due discretion both during and after termination of the employment contract. When leaving the company, all business documents of the employer must be returned without the need for any special request to do so. Publications relating to the area of activity of the employer require the prior approval of the management.

Inventions and copyright

Inventions made by staff members while carrying out their professional duties are the property of the company, regardless of their eligibility for patents. All copyright and intellectual property rights in works protected by copyright (including computer programs) created by employees while carrying out their professional activities for the duration of their employment contract belong to the company. Works protected by copyright may not be unlawfully copied.

Arbeitsvertrag/Employment Contract

Nicholas Steward Cross

3/4

Lohnfortzahlung bei Krankheit und Unfall

Bei unverschuldeter Abwesenheit zufolge Krankheit oder Unfall ist der Lohn (bis zu einem max. Jahreslohn von CHF 300'000) wahrend 730 Tagen innert 900 Tagen zu 80% versichert. Der Mitarbeiter zahlt an die Versicherungsprämie 1 % des Bruttolohnes. Die Prämie wird über die Lohnabrechnung abgezogen.

Unfallversicherung

Der  Mitarbeiter ist im  Rahmen der gesetzlichen Bestimmungen gegen Berufs- und Nichtberufsunfall versichert. Die Prämie für die Nichtberufsunfall Versicherung geht zu Lasten des Mitarbeiters.

Vorsorgeeinrichtung der 2. Saute für lnvaliditat, Tod und Alter

Der Mitarbeiter  tritt  der   Vorsorgeeinrichtung bei Aufnahme und Mitgliedschaft richten sich nach den entsprechenden Reglementen.

Gesetz, Reglemente und Vereinbarungen

Der Mitarbeiter nimmt zur Kenntnis, dass die nach folgend aufgeführten Reglemente und Verein barungen einen integrierenden Bestandteil dieses Vertrages bilden:

•	Personalreglement
•	Global Ethics and Compliance Standards
•	Reglement der Vorsorgeeinrichtung

lm Übrigen gelten die Bestimmungen von Art. 319ff. des Schweizerischen Obligationenrechtes.

Ǎnderungen im Tätigkeitsbereich

Die Arbeitgeberin behält sich vor, dem Mitarbeiter vorüber gehend oder dauernd auch Arbeiten zu übertragen, die ausserhalb der bei der Anstellung vereinbarten Tätigkeit liegen. Sie berücksichtigt dabei die beruflichen Fähigkeiten und Neigungen des Mitarbeiters. Aenderungen können auch einen zumutbaren Wechsel des Arbeitsortes zur Folge haben.

Nebenbeschäftigungen

Eine private Erwerbstätigkeit, auch ausserhalb der Arbeitszeit, bedarf der ausdrücklichen Zustimmung der Arbeitgeberin. Auch vor Annahme eines politischen Amtes oder einer anderen Tätigkeit im öffentlichen Interesse holt der Mitarbeiter die Stellungnahme der Arbeitgeberin ein.

Continued payment of salary during illness

In the event of absence due to illness or accident through no fault of the employee, the salary is 80% of the salary (up to a max. annual salary of CHF 300'000) is insured for 730 days within a period of 900 days. The employee contributes with 1 % of his gross salary to the insurance premium. This premium is deducted from the salary account.

Accident insurance

The employee is insured against occupational and other accidents pursuant to the statutory provisions. The employee herself pays the premium for non occupational accident insurance.

2nd pillar pension I disability, death and retirement scheme

The employee is required to join the pension/disability, death and retirement scheme. Affiliation and membership are governed by the relevant regulations.

Law, regulations and agreements

The employee duly notes that the following regulations and agreements form an integral part of the present contract:

•	Staff Regulation
•	Global Ethics and Compliance Standards
•	Pension scheme regulation

The provisions of Art.319 ff of the Swiss Code of

Obligations likewise apply.

Changes in field of activity

The employer reserves the right to allocate tasks to the employee either temporarily or permanently which do not fall within the scope of the duties agreed upon recruitment. The employer takes into consideration the professional aptitudes and inclinations of the employee. Changes may also result in a reasonable change in the premises of employment.

Secondary employment

Private gainful employment, even outside the normal working hours, requires the express consent of the employer. Before accepting political office or any other activity in the public interest, the employee must seek the opinion of the employer.

Arbeitsvertrag/Employment Contract

Nicholas Steward Cross

4/4

Besondere Vereinbarungen

Die Anstellung erfolgt unter dem Vorbehalt der Erteilung der Arbeits- und Aufenthaltsbewilligung durch die kantonalen Behörden.

Der Arbeitsvertrag ist zum besseren Verständnis in zweisprachig aufgesetzt, die deutsche Version ist jedoch die rechtlich bindende.

Relocation

Entsprechend der ,,European Permanent Transfer Policy".  Dies beinhaltet  zwei Nettomonatsgehälter plus eine Einmalzahllung von CHF 5'000.- netto.

Housing Rental Support Benefit

lm 1. Jahr: CHF 2'500.-- brutto pro Monat

lm 2. Jahr: CHF 2'000.-- brutto pro Monat

lm 3. Jahr: CHF 1'500.-- brutto pro Monat

Geschäftswagen und Repräsentationskosten

Entsprechend dem lokalen Reglement.

Gerichtsstand

Die Rechtsbeziehungen zwischen der Arbeitgeberin und dem Mitarbeiter unterliegen ausschliesslich schweizerischem Recht. Als Gerichtsstand wird Schaffhausen vereinbart.

Schaffhausen, den 22. März, 2010

Special agreements

This contract will take effect after receipt of the working permit.

The employment contract is set up bilingual for the better understanding; the German version is the binding one.

Relocation

Per ,,European Permanent Transfer Policy". This includes a two months net payment as well as a lump sum of CHF 5'000.-net.

Housing Rental Support Benefit

Year 1 = CHF 2'500.-- gross per month

Year 2 = CHF 2'000.-- gross per month

Year 3 = CHF 1'500.-- gross per month

Car and Representation Allowance

Based on Local Policy.

Place of jurisdiction

Legal relations between the employer and the employee shall be governed exclusively by the laws of Switzerland. Schaffhausen is agreed as the place of jurisdiction.

CABOT Switzerland GmbH

/s/ Martin Frey	/s/ Wilbert van de Kar	/s/ Nicholas Steward Cross
Martin Frey	Wilbert van de kar	Nicolas Steward Cross
Geshäftsführer	Human Resources Director Europe	Mitarbeiter/Employee

Ein Exemplar dieses Vertrages erhält der Mitarbeiter, das Zweite die Arbeitgeberin.

One copy of this agreement is intended for the employee and the second for the employer.